Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Genentech Has Licensed Rights

to Use ImmunoGen’s TAP Technology with

Therapeutic Antibodies to an Additional Target

CAMBRIDGE, MA July 26, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Genentech (NYSE: DNA) has licensed exclusive rights to use ImmunoGen’s Tumor-Activated Prodrug (TAP) technology with therapeutic antibodies to an undisclosed target.  This is the third such license to be taken by Genentech.  In addition to this license, Genentech previously licensed exclusive rights to use ImmunoGen’s TAP technology with therapeutic antibodies to another undisclosed target and to use it with therapeutic antibodies to HER2.

The license announced today provides Genentech with exclusive rights to use ImmunoGen’s maytansinoid TAP technology with Genentech’s therapeutic antibodies to the undisclosed target.  Under the terms of the license, ImmunoGen receives a $1 million license payment, and is entitled to receive milestone payments.  ImmunoGen also receives royalties on the sales of any resulting products.  Genentech is responsible for the development, manufacturing, and marketing of any products resulting from the license.

This license stems from an agreement between the companies – established in 2000 and renewed by Genentech in 2005 – that grants Genentech certain rights to test ImmunoGen’s maytansinoid TAP technology with Genentech’s therapeutic antibodies to specific targets, and to license rights to use the technology to develop products.

Mitchel Sayare, PhD, ImmunoGen Chairman and CEO, commented, “We now have several agreements in place with Genentech – the three license agreements that enable them to develop TAP products to different targets and the technology access agreement that enables them to test our TAP technology with other of their therapeutic antibodies.  We are delighted to again expand our relationship with Genentech.”

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing – huN901-DM1 and huC242-DM4.  Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

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